EXHIBIT 10.6

PepsiAmericas, Inc.
1999 Stock Option Plan

Incentive Stock Option Agreement

THIS AGREEMENT, entered into as of                                    (the “Grant Date”), is by and between                                    (the “Participant”) and PepsiAmericas, Inc. (the “Company”).

WHEREAS, the Company has established and maintains the PepsiAmericas, Inc. 1999 Stock Option Plan (the “Plan”), which is incorporated into and forms a part of this Agreement.

WHEREAS, the Company has determined that the Participant is an Eligible Employee and wishes to grant the Participant an Award pursuant to the terms of the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant:

1.                                       Award of Stock Option.  The Company hereby grants to the Participant an incentive stock option (the “Option”) to purchase               shares (the “Covered Shares”) of Class B common stock of the Company (the “Stock”) at an exercise price of $              per share (the “Exercise Price”). The Exercise Price is not less than the Fair Market Value of the Stock subject to the Option on the Grant Date.  If the Participant is a 10% or more shareholder of the Company, the Exercise Price is not less than 110% of the Fair Market Value of the Stock subject to the Option on the Grant Date.

2.                                       Incentive Stock Option.  The Option granted hereunder is intended to constitute an “incentive stock option” as that term is used in Section 422(b) of the Internal Revenue Code.  To the extent that the aggregate Fair Market Value (determined on the Grant Date) of shares of Stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-statutory stock options.  The Participant acknowledges and agrees that there is no assurance that the Option will, in fact, be treated as an incentive stock option.

3.                                       Vesting.  The Option shall vest as follows:

Years Expires Since Grant Date	Cumulative Percentage of Covered Shares as to which Option is Exercisable
1	33-1/3%
2	66-2/3%
3	100%

The Participant must remain in continuous employment by the Company or a Subsidiary through each applicable vesting date. The Option shall vest 100% on the Participant’s Date of Termination, as defined in Section 16, if the Participant’s Date of Termination occurs by reason of death or Disability. The Option shall be fully exercisable to the extent vested through the Expiration Date, as defined in Section 4, in accordance with the terms of this Agreement and the Plan.

4.                                       Expiration Date.  The Option shall expire on the close of business on the last business day that occurs prior to the earliest to occur of the following events (the “Expiration Date”);

(a)                                  the ten-year anniversary of the Grant Date;

(b)                                 if the Participant’s Date of Termination, as defined in Section 16, occurs by reason of death or Disability, as defined in Section 16, the one-year anniversary of such Date of Termination; or

(c)                                  if the Participant’s Date of Termination occurs for reasons other than death or Disability, the three (3) month anniversary of such Date of Termination.

5.                                       Exercising the Option.

(a)                                  Notice.  Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing written notice with the Secretary of the Company at its principal executive office prior to the Expiration Date.  Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment in full of the Exercise Price for such Covered Shares, together with payment of or provision for any withholding requirements as specified in Section 6.

(b)                                 Payment of Exercise Price.  The Exercise Price shall be paid by cash or by cashier’s check payable to the Company.  Notwithstanding the foregoing, unless otherwise provided by the Committee prior to delivery of the notice specified in Section 5(a), (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares or by attestation of Stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(c)                                  Compliance with Securities Laws.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules or regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6.                                       Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled pursuant to the exercise of the Option.

7.                                       Transferability.  Except as otherwise provided in this Section 7, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life may be exercised only by the Participant.

8.                                       Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, as defined in Section 16, and such benefits shall be delivered to the Designated Beneficiary in accordance with the provisions of this Agreement and the Plan.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

9.                                       Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.

10.                                 Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement and the Option shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.  This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11.                                 Not An Employment Contract.  Neither this Agreement nor the Option confers on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

12.                                 Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficient if delivered by hand, or sent by fax, overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

13.                                 Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 3.2(e) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

14.                                 No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the Covered Shares until a stock certificate has been duly issued following exercise of the Option as provided herein.  The Participant shall have no voting rights and shall not receive any dividends paid or any dividend equivalent payments before the stock certificate is issued.

15.                                 Amendment.  This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16.                                 Definitions.  In addition to the words and phrases defined throughout this Agreement, the following definitions shall apply:

(a)                                  Date of Termination:  The term “Date of Termination” shall mean the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction involving the Company, the Participants employer ceases to be the Company or a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b)                                 Designated Beneficiary:  The term “Designated Beneficiary” shall mean the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

(c)                                  Disability:  Except as may otherwise be provided by the Committee, the term “Disability” shall mean that the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of at least 120 days.

(d)                                 Other Defined Terms:  Defined terms not otherwise set forth and defined herein shall have the meaning ascribed them in the Plan.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

PARTICIPANT

PEPSIAMERICAS, INC.

By:
Name: Robert C. Pohlad
Its: Chief Executive Officer